MID-AMERICA APARTMENT COMMUNITIES, INC.
A self-managed equity REIT

MAA ANNOUNCES ACQUISITIONS

Memphis, TN, December 14, 2010.  Mid-America Apartment Communities, Inc. (NYSE: MAA) announced today that it has acquired two new apartment communities and entered the Charlotte, North Carolina market.

On December 1, 2010, MAA acquired the 268-unit Bella Casita apartment community. The high-end, mid-rise multifamily and retail development was completed in 2007 and is located in Las Colinas, a highly desirable submarket in the Dallas/Fort Worth market. The Las Colinas area is home to five Fortune 500 world headquarters and is one of the fastest growing areas in the Dallas/Fort Worth metropolitan area. Bella Casita offers residents large floor plans, gourmet kitchen islands, 9 and 10 foot ceilings, a state of the art fitness center and adjacent access to the new Orange Line of the Dallas Area Rapid Transit system connecting downtown, Las Colinas and the Dallas/Fort Worth International Airport.

On December 13, 2010, MAA acquired the 1225 South Church apartments located in the South End area of Charlotte, North Carolina. The new apartment community currently consists of 196 apartment homes and represents Phase I of a planned 406-unit community. MAA expects to begin development of Phase II during the second half of 2011. Phase I is in its initial lease-up and is currently 41% occupied. The apartment community offers up-scale living with all homes including large wrap-around kitchens, chestnut plank flooring, stainless steel appliances and spacious walk-in closets.  Residents enjoy access to two heated salt-water pools, an outdoor summer kitchen area, upscale fitness facility and multiple gaming areas.

Commenting on the new acquisition in Charlotte, Al Campbell, EVP and CFO said, “We believe the long-term employment and economic outlook for the Charlotte market is very positive and are excited to be entering this market. Charlotte is a terrific fit with our operating footprint and provides a cost efficient expansion of our Carolina operating region.”

The acquisitions, totaling $57 million, were funded by borrowings under existing credit facilities and common stock issuances through MAA’s at-the-market program.

MAA is a self-administered, self-managed apartment-only real estate investment trust which currently owns or has ownership interest in 46,308 apartment units throughout the Sunbelt Region of the U.S. For further details, please refer to our website at www.maac.net or contact Investor Relations at investor.relations@maac.net or by mail at 6584 Poplar Avenue, Memphis, TN  38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated economic and market conditions, and development opportunities and results. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances in some or all of our markets, changes in interest rates and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.